Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Agenus Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration of Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	165,000	$2.95	$486,750	0.00015310	$74.53

	Total Offering Amounts					$486,750		$74.53

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$74.53

(1)

The Registrant is hereby registering for resale from time to time by selling stockholders of up to an aggregate of 165,000 shares of the Registrant’s common stock. These shares are issuable upon the exercise of warrants that were issued pursuant to the terms the Amended and Restated Note Purchase Agreement, dated as of February 20, 2025, as amended, by and among the Registrant and the purchasers named therein. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers such additional number of shares of common stock that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

The registration fee is calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average high and low prices per share of the common stock as reported on the Nasdaq Capital Market on May 7, 2025.